Monday, August 20, 2001

Company Press Release

Conrad Industries, Inc. Announces Management Transition Plans

Morgan City, Louisiana (August 20, 2001) - Conrad Industries, Inc. (Nasdaq: CNRD) announced that the Company and William H. Hidalgo have entered into a transition agreement which provides that he will remain employed by the Company as President and Chief Executive Officer through August 26, 2001 and as Special Advisor to new CEO Kenneth G. ("Jerry") Myers, Jr. through October 31, 2001. The Company and Hidalgo have agreed to discuss the possibility of a continuing relationship after that time. Pursuant to the agreement, and in consideration of past services, assistance with an orderly transition, surrender of his stock options, execution of the agreement (including a one-year noncompetition covenant) and severance, Mr. Hidalgo will receive approximately 132,820 shares of common stock and, on February 28 2002, a severance payment of $195,290 and bonus of $622,500. Options to purchase 285,957 shares of common stock previously granted to Mr. Hidalgo have been cancelled. His $233,327 promissory note payable to the Company has also been cancelled.

The Company also announced that it granted to Cecil A. Hernandez, the Company's Chief Financial Officer, in consideration for past services and surrender of his stock options, approximately 44,261 shares of common stock and a cash bonus payable on February 28, 2002, of $248,000. Options to purchase 114,043 shares of common stock previously granted to Mr. Hernandez have been cancelled. His $139,277 promissory note payable to the Company has also been cancelled. Mr. Hernandez will remain as Conrad's CFO and a director.

As a result of these transactions, the Company expects to incur a one-time earnings charge of approximately $1.6 million, or $0.22 per share, in the third quarter. The transactions will have a minimal effect on the Company's cash flow due to the income tax implications of the non-cash portion of the charge related to the issuance of the common stock.

As previously announced, Jerry Myers will become President and Chief Executive Officer on August 27, 2001. John P. Conrad, Co-Chairman of the Board, stated, "Our strategy has consistently been to profitably grow the Company by taking advantage of appropriate internal expansion and acquisition opportunities. The board believed that adding someone with a diversified range of experience with a larger shipyard would assist management in identifying and taking advantage of these opportunities. We believe Jerry is uniquely qualified to lead Conrad to achieve these goals."

Mr. Conrad added, "Bill Hidalgo has played a key role in the successes our company has enjoyed. He has also played a critical role in maintaining Conrad's reputation with our customers for excellence in our products and services. We are very pleased that he has agreed to assist the Company during this transition period and, possibly, in the future."

Conrad, founded in 1948, specializes in the construction, conversion and repair of marine vessels for commercial and government customers and the fabrication of modular components of offshore drilling rigs and floating production, storage and off loading vessels. The Company currently operates three shipyards located along the Gulf Coast in Morgan City and Amelia, Louisiana and Orange, Texas.

All statements in this press release other than statements of historical fact are forward-looking statements, which are generally identified by words such as "anticipate," "believe," "estimate," "expect," and similar words. Forward-looking statements are subject to a number of risks, uncertainties and assumptions, many of which are beyond the control of Conrad Industries, Inc. These risks include Conrad's reliance on cyclical industries, reliance on principal customers and government contracts, ability to secure contracts for projects on which it has bid on and Conrad's ability to perform contracts at costs consistent with estimated costs used in bidding the contracts. Should one or more of these risks, uncertainties or assumptions materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. These and other risks and assumptions are discussed in Conrad Industries, Inc.'s filings with the Securities and Exchange Commission, including Conrad Industries, Inc.'s Form 10-K.

Contact:  Cecil A. Hernandez, 985/384-3060